                         SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 as amended

Filed by the Registrant  X
Filed by a Party other than the Registrant

Check the appropriate box:

   Preliminary Proxy Statements
X  Definitive Proxy Statement
   Definitive Additional Materials
   Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                     PIEDMONT MANAGEMENT COMPANY INC.
             (Name of Registrant as Specified in its Charter)

                     PIEDMONT MANAGEMENT COMPANY INC.
                (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
X  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
   $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
   Fee computed on table below Exchange Act Rules 14a-6(i)(4) and 0-11.*

          (1)  Title of each class of securities to which transaction applies:

          (2)  Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          (4)  Proposed maximum aggregate value of transaction:

*Set forth the amount on which the filing fee is calculated and state how it was determined.

Check box if any of the fee is offset as provided by Exchange Act Rule 0-11(a)
(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                     PIEDMONT MANAGEMENT COMPANY INC.


                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               May 25, 1995



The Annual Meeting of Stockholders of Piedmont Management Company
Inc. (the "Company") will be held at the offices of the Company, 80 Maiden Lane, New York, New York 10038 on Thursday, May 25,
1995 at 2:00 P.M., New York City time, for the following purposes:

     1. To elect four directors to hold office for terms expiring in 1998 and until their respective successors shall have been elected and shall qualify;

     2.   To elect three members of the Nominating and Proxy
          Committee to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been elected and shall qualify;

     3.   To approve the appointment of Coopers & Lybrand L.L.P.
          as independent auditors for the current calendar year;
          and

     4. To act upon such other matters as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business, April 6, 1995, as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.


                        By Order of the Board of Directors

                        PETER J. PALENZONA
                        Senior Vice President & Secretary
                        Chief Financial Officer


New York, New York
April 10, 1995


                          YOUR VOTE IS IMPORTANT.

                IF YOU CANNOT ATTEND THE MEETING IN PERSON,
                    PLEASE MARK, DATE, SIGN AND RETURN
                   YOUR PROXY IN THE ENCLOSED ENVELOPE.

                     PIEDMONT MANAGEMENT COMPANY INC.
                              80 Maiden Lane
                         New York, New York 10038


                             PROXY STATEMENT


                      INFORMATION CONCERNING PROXY

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Piedmont Management Company Inc., a Delaware corporation (the "Company"), to be held at the time and place for the purposes set forth in the foregoing Notice and at any and all adjournments thereof. It is expected that this Proxy Statement and the accompanying form of proxy will be mailed to stockholders on April 10, 1995 or shortly thereafter.

Solicitation of proxies for use at this Annual Meeting is being made by mail on behalf of the Board of Directors by the members of the Nominating and Proxy Committee consisting of Messrs. Lunsford Richardson, Jr.; L. Richardson Preyer; and Stuart Smith Richardson, directors of the Company.

The cost of solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited by persons regularly employed by the Company by personal interview or telephone and telegraph, with no additional compensation therefor. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

As of April 6, 1995, there were outstanding 4,986,527 shares of Common Stock, par value $.50 per share (the "Common Stock") and 192,024 shares of $1.00 Cumulative Preferred Stock, Convertible Series A, par value $1.00 per share (the "Series A Preferred Stock"), of the Company entitled to be voted at the meeting.
Only stockholders of record at the close of business on April
6, 1995 will be entitled to notice of and to vote at the meeting, each share of Common Stock and Series A Preferred Stock being entitled to one vote. A favorable vote of the holders of a majority of the shares of Common Stock and Series A Preferred Stock represented in person or by proxy at the meeting, voting as one class, is required for the approval of each of the matters covered by this Proxy Statement.

Based upon their aggregate holdings of Common Stock and Series A Preferred Stock, members of the Richardson Family have the ability to cast a majority of the votes entitled to notice of and to vote at the meeting. See "Principal Holders of Securities of the Company."

Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is exercised. A proxy may be revoked by delivery of a written statement to the Secretary of the Company stating that the proxy is revoked, by subsequent proxy executed by the person executing the prior proxy and presented to the meeting, or by attendance at the meeting and voting in person by the person executing the proxy. As to each proposal, abstentions will be included, but broker non-votes will not be included in the calculation of the number of holders who are considered present and voting at the meeting.


1.  ELECTION OF FOUR DIRECTORS

Pursuant to the Bylaws, the Nominating and Proxy Committee has fixed the number of directors which shall constitute the Board of Directors for the ensuing year at twelve. The persons named as nominees in the following list have been nominated by the Nominating and Proxy Committee as directors to hold office for the terms of office set forth opposite their respective names and until their successors shall have been elected and shall qualify, and it is intended that the proxies be voted for them (unless authority is withheld by a stockholder). If any nominee is, in the judgment of the Nominating and Proxy Committee, unable or unavailable to serve, the proxies may be voted for the election of another person designated by said Committee, but it is not presently anticipated that any nominee will be unable or unavailable to serve. The names, ages, principal occupations and selected biographical information of the directors as of March 1, 1995 including such nominees and the period of previous service as a director of the Company are as follows:

Sion A. Boney, III (2), age 39, director since 1987 to expire 1996, Vice President and General Manager of The Venture Group of
Bristol-Myers Squibb Company; formerly Consultant, Marketing
Corporation of America.

Terence N. Deeks, age 55, director since 1984 to expire 1996,
Chairman, President and Chief Executive Officer of The Navigators
Group, Inc.

Robert M. DeMichele, age 50, director since 1982 to expire 1997, President and Chief Executive Officer of the Company; President and Chief Operating Officer of The Reinsurance Corporation of New York (property and casualty reinsurance subsidiary of the Company); Chairman and Chief Executive Officer of Lexington Management Corporation (investment counseling and mutual fund management subsidiary of the Company); Director of The Navigators Group, Inc.; Director of Vanguard Cellular Systems, Inc.

Haynes G. Griffin (3), age 48, director since 1992 to expire 1998, President and Chief Executive Officer of Vanguard Cellular
Systems, Inc.; Director of Geotek Communications Inc.

William R. Miller (3), age 64, director since 1994 to expire 1998, Retired; formerly President and Chief Executive Officer of
Winterthur U.S. Holdings.

L. Richardson Preyer (2), age 76, director since 1982 to expire 1997, Retired; formerly Professor, University of North Carolina;
formerly a Member of the U.S. House of Representatives from the State of North Carolina; Director of Vanguard Cellular Systems, Inc.

Lunsford Richardson, Jr. (2), age 71, director since 1968 to expire 1996, Chairman of The Reinsurance Corporation of New
York; Chairman of Richardson Corporation of Greensboro.

Peter L. Richardson (2), age 41, director since 1986 to expire
1996, President of Smith Richardson Foundation, Inc.; Managing
Trustee of H. Smith Richardson Family Trust.

R. R. Richardson (2), age 69, director since 1972 to expire 1996,
Chairman of the Company.

Stuart Smith Richardson (2,3), age 48, director since 1983 to expire 1998, Vice Chairman of the Company; Chairman of Vanguard
Cellular Systems, Inc.

Carl H. Tiedemann (3), age 68, director since 1982 to expire 1998, General Partner, Tiedemann Boltres Partners; Director of Alltel
Corporation.

Marion A. Woodbury, age 72, director since 1979 to expire 1997, Retired; Director of The Navigators Group, Inc.
[FN]
   <FN1>  In addition to the other principal occupations listed opposite his name, each of the directors or nominees except Messrs. Boney, Deeks, Griffin, Preyer, Peter L. Richardson and Tiedemann is a director of either The Reinsurance Corporation of New York ("RECO") or Lexington Management Corporation ("Lexington"), both of which are wholly-owned subsidiaries of the Company.

   <FN2>  Messrs. R. R. Richardson, Lunsford Richardson, Jr. and
          L. Richardson Preyer are first cousins. Messrs. Stuart Smith Richardson and Peter L. Richardson are brothers. Mr. Sion A. Boney, III is a nephew of Mr. Lunsford Richardson, Jr.

   <FN3>  Nominees for director.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors has delegated certain of its authority to standing audit, executive personnel and nominating and proxy committees.

The members of the Audit Committee are nominated annually by the Nominating and Proxy Committee and appointed by the Board of Directors. Presently, the members of the Audit Committee are Lunsford Richardson, Jr.; L. Richardson Preyer; and Sion A. Boney, III. The Audit Committee is responsible for appointing and engaging, subject to the approval of stockholders each year, the independent accountants for the Company. The committee discusses and approves plans for the accountants' annual audit, reviews with the independent accountants and with management the scope and results of the accountants' report and monitors the implementation of suggestions made by the independent accountants. The committee met two times during 1994.

The members of the Executive Personnel Committee are designated by the Bylaws to be the Chairman of the Board of Directors, the President and such additional persons from among the Board of Directors as may be elected by a resolution passed by a majority thereof. The members of the committee are R. R. Richardson; Robert M. DeMichele; Stuart Smith Richardson; and Lunsford Richardson, Jr. The committee reviews, discusses and approves proposed executive salaries, benefit changes, promotions, development plans, and stock option grants. This committee met two times during 1994.

The members of the Nominating and Proxy Committee, elected annually by the stockholders, are L. Richardson Preyer; Lunsford Richardson, Jr.; and Stuart Smith Richardson, directors of the Company. The Nominating and Proxy Committee is authorized under the Bylaws to designate nominees for directors of the Company, to solicit proxies for the election of directors and for all other matters coming before the stockholders and to cast all votes represented by proxies received by it for the election of directors and for such other matters as may come before a meeting of the stockholders. The Nominating and Proxy Committee met two times during 1994.

The Nominating and Proxy Committee will consider proposals for nominees for the Board of Directors suggested by stockholders. Stockholders who wish to suggest nominees should submit their suggestions in writing to the Secretary of the Company at the address of the Company set forth on the first page of this proxy statement.

During 1994, each director of the Company attended at least 75% of the meetings of the Board of Directors and the committees on which he served. The Board of Directors held four meetings in 1994.

DIRECTORS' COMPENSATION

A director who is also an employee of the Company or one of its subsidiaries receives no compensation for his service on the Board in addition to that compensation which he receives as an employee. A director who is not an employee of the Company and who does not receive a fee for performing services as a committee member or for performing consulting and advisory services for the Company is paid a director's fee of $6,000 per year plus $500 for each Board meeting he attends.

For their services on committees of the Board, in lieu of the foregoing fees, Messrs. R. R. Richardson, Lunsford Richardson, Jr., Peter L. Richardson and Carl Tiedemann received $30,000, $8,155, $10,000 and $18,000, respectively. Mr. Stuart Smith Richardson is a full time salaried employee of the Company in addition to serving as the Vice Chairman of the Board of Directors. In 1994 Mr. Stuart Smith Richardson was paid a salary of $224,275 and a cash bonus of $40,000.


2.  SECURITIES OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth information concerning the security ownership of each director, each of the five most highly compensated executive officers and directors and executive officers as a group as of March 1, 1995.

          SHARES OF STOCK BENEFICIALLY OWNED AS OF MARCH 1, 1995 (1,2)

    Director/                      Common   Percent   Series A
Executive Officer                  (3,4)      (5)     Preferred   Percent

Sion A. Boney, III (6,7)          287,586     5.4       23,910      12.4
Terence N. Deeks                   13,860      .3          -         -
Robert M. DeMichele               112,128     2.1          378        .2
Haynes G. Griffin (7)             421,464     7.8          -         -
Richard M. Hisey                   15,900      .3          -         -
Lawrence Kantor                    30,700      .6          -         -
Richard J. Matinale                43,400      .8          -         -
William R. Miller                     -         -          -         -
Peter J. Palenzona                 49,000      .9          -         -
L. Richardson Preyer (6)           10,988      .2        2,141       1.1
Lunsford Richardson, Jr. (6,7)    212,958     4.0       24,980      13.0
Peter L. Richardson (6,7)         533,655     9.9        1,100        .6
R. R. Richardson (6)               50,576      .9        7,136       3.7
Stuart Smith Richardson (6,7)   1,232,496    23.0       14,799       7.7
Carl H. Tiedemann                    -        -            -         -
Marion A. Woodbury                   -        -            -         -

Directors and Executive
  Officers as a Group           2,171,783    40.4       74,444      38.8

   <FN1>  Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have either sole or shared voting power and investment power with respect to such shares.

   <FN2>  The amounts shown include shares which are beneficially owned by more than one individual since many shares are held in trusts with more than one trustee.

   <FN3>  The amounts shown include shares which may be acquired within sixty days following March 1, 1995 through the conversion of Series A Preferred Stock at a conversion ratio of two shares of Common Stock for every share of Series A Preferred Stock as follows: Mr. Sion A. Boney, III, 47,820; Mr. Robert M. DeMichele, 756; Mr. L. Richardson Preyer, 4,282; Mr. Lunsford Richardson, Jr., 49,960; Mr. Peter L. Richardson, 2,200; Mr.
          R. R. Richardson, 14,272; Mr. Stuart Smith Richardson, 29,598; and Directors and Executive Officers as a Group, 148,888.

   <FN4>  The amounts shown include shares which may be acquired within sixty days following March 1, 1995 through the exercise of stock options as follows: Mr. Robert M. DeMichele, 102,000; Mr. Richard M. Hisey, 15,900; Mr. Lawrence Kantor, 28,700; Mr. Richard J. Matinale, 43,400; Mr. Peter J. Palenzona, 48,500; Mr. Stuart Smith Richardson, 58,000; and Directors and Executive Officers as a Group, 296,500.

   <FN5>  For purposes of computing the percentages, the number of shares of Common Stock outstanding is calculated for each individual to include shares which may be purchased by that individual within sixty days upon exercise of outstanding options and shares which may be obtained by that individual through the conversion of Series A Preferred Stock at a conversion ratio of two shares of Common Stock for every share of Series A Preferred Stock.

   <FN6>  The individuals named may be deemed to be control persons of the Company (other than solely by reason of being directors of the Company) according to the rules of the Securities and Exchange Commission.

   <FN5>  For a discussion of the beneficial stock ownership of Messrs.
          Boney; Griffin; Lunsford Richardson, Jr.; Peter L.
          Richardson; and Stuart Smith Richardson and their associates, see "Principal Holders of Securities of the Company."

EXECUTIVE OFFICERS' COMPENSATION

Set forth below is certain information regarding the compensation of each of the five most highly compensated executive officers of the Company and its subsidiaries for the calendar years ended December 31, 1994, 1993 and 1992.

                               Annual Compensation                 Securities
                                                      Other        Underlying       All
                                                      Annual     Stock Options     Other
Name/Position          Year     Salary      Bonus  Compensation   Granted (#)  Compensation(1)

Robert M. DeMichele    1994    $437,775   $100,000       -            17,000       $53,152
President & CEO        1993    $396,297   $401,100       -               -         $37,948
of the Company         1992    $379,816       -          -            15,000       $37,303

Richard M. Hisey       1994    $167,034   $103,000       -             7,000        $5,011
Managing Director      1993    $143,000    $70,000       -               -          $4,290
of Lexington           1992    $124,000    $49,500       -             4,500        $3,720

Lawrence Kantor        1994    $230,535   $153,000       -             7,000        $6,916
Managing Director      1993    $205,575   $115,000       -               -          $6,167
of Lexington           1992    $195,505    $72,000       -             7,000        $5,865

Richard J. Matinale    1994    $230,000    $35,000       -            10,000        $6,900
Executive VP           1993    $197,500    $95,000       -               -          $5,925
of RECO                1992    $186,250    $20,000       -             9,000        $5,588

Peter J. Palenzona     1994    $205,250    $25,000       -            10,000        $6,158
Senior VP & CFO        1993    $188,500    $55,000       -               -          $5,655
of the Company         1992    $177,650    $20,000       -             9,000        $2,703

<FN1>The amounts reported in this column represent, for each of the individuals named, the employer portion of contributions to the Company's Pay Conversion Plan, a defined contribution salary deferral plan which qualifies under Section 401(k) of the Internal Revenue Code. In addition, amounts include employer contributions to the Company's Executive and Supplemental Benefit Plans, non-qualified plans replacing the portion of benefits which are in excess of Internal Revenue Code limits for tax qualified plans. For each of the last three calendar years, contributions to the Executive Benefit Plan for Mr. DeMichele were $48,652; $33,451; and $32,939, respectively; and in 1994 contributions to the Supplemental Benefits Plan were as follows: for Mr. Hisey, $511; Mr. Kantor, $2,416; Mr. Matinale, $2,400; and Mr. Palenzona, $1,658. There were no contributions to the Supplemental Benefits Plan prior to 1994.

STOCK OPTIONS

The Company has granted options to purchase shares of Common Stock to officers and other key employees of the Company and its subsidiaries under its 1979 Stock Option Plan (the "1979 Plan") and its 1988 Piedmont Management Company Inc. Employee Stock Option Plan (the "1988 Plan"). The plans are administered by a committee of disinterested members of the Board of Directors. No additional options may be granted under the 1979 Plan. Options may be granted under the 1988 Plan until August 17, 1998. The option price of Common Stock under both plans is fair market value on the date of the grant. Upon exercise of an option the option price must be paid in full. Options granted under the plans are not exercisable until two years after the date of the grant, and no option may be exercised more than ten years after the date of the grant.

Prior to May 1, 1991, when the plans were amended, the Company also granted stock appreciation rights ("SARs") with respect to options granted under both plans. The SARs are exercisable only upon surrender of the related option and only to the extent that the related option is exercisable. The SAR terminates upon termination of the related option. Upon exercise of the SAR, the holder is entitled to receive the excess of the fair market value of the shares for which the right is exercised over the option price under the related option. The committee referred to above has the authority to determine whether the value of the SAR is paid in cash or shares of Common Stock or a combination of both. No SARs have been granted subsequent to May 1, 1991.

The following table contains information concerning the grants of stock options under the Company's 1988 Employee Stock Option Plan with respect to the named executive officers during 1994.

                      Number of       % of
                      Securities    Options   Exercise                Grant
                      Underlying    Granted      or                   Date
                       Options   to Employees   Base    Expiration   Present
Name                   Granted      in 1994    Price       Date      Value(1)

Robert M. DeMichele     17,000      14.4%       $14.75   2/28/04     $99,790
Richard M. Hisey         7,000       5.9%       $14.75   2/28/04     $41,090
Lawrence Kantor          7,000       5.9%       $14.75   2/28/04     $41,090
Richard J. Matinale     10,000       8.5%       $14.75   2/28/04     $58,700
Peter J. Palenzona      10,000       8.5%       $14.75   2/28/04     $58,700

<FN1>  The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The model assumes: a) an exercise price of $14.75, equal to the fair market value of the underlying common stock on the date of grant; b) an option term of 8.4 years, which represents the weighted average (by number of options) of the length of time between grant date of options under the Company's plans and their exercise for all who received options; c) an interest rate of 6.05% that represents an average of seven year and ten year U.S. Treasury Securities on the date of grant; d) volatility of 36.83% calculated using quarterly stock prices for five years prior to the date of grant; e) a dividend yield equal to 0.0%; and f) a reduction of 28% to reflect the probability of forfeiture prior to the options' expiration.
       The Company's use of the Black-Scholes model should not be construed as an endorsement of its accuracy. The future values realized may vary significantly from the model and will ultimately depend upon the excess of the market price of the stock over the grant price on the date the option is exercised.

OPTION EXERCISES AND HOLDINGS

The following table sets forth information with respect to the named executive officers, concerning exercise of options and SARs during 1994 and unexercised options and SARs held as of December 31, 1994.

                      Shares
                     Acquired           Number of Shares Underlying      Value of Unexercised
                        on      Value    Unexercised Options/SAR's     "In the Money" Options(3)
Name                 Exercise  Realized  Exercisable  Unexercisable    Exercisable  Unexercisable
Robert M. DeMichele      -        -       102,000 (1)     35,000 (1)     $111,000     $35,250
Richard M. Hisey         -        -        15,900         12,100          $25,000     $10,500
Lawrence Kantor       2,000    $7,140      28,700         14,800          $36,200     $16,300
Richard J. Matinale   3,500   $14,665      43,400         20,600          $42,900     $21,100
Peter J. Palenzona       -        -        48,500 (2)     20,500 (2)      $56,300     $21,075

<FN1>  Mr. DeMichele has 87,000 shares of exercisable SARs and 3,000 shares of unexercisable SARs that were granted in tandem with his stock options.

<FN2>  Mr. Palenzona has 39,500 shares of exercisable SARs and 1,500 shares of unexercisable SARs that were granted in tandem with his stock options.

<FN3>  These values are based upon the December 31, 1994 market price of the
       Company's common stock which was $12.25 per share.

Retirement Plan Benefits

The Company and its subsidiaries are the sponsors of a defined benefit pension plan on behalf of their employees. Benefit formulas under the plan are explained below. Benefits vest after five years of service.

An employee becomes a participant in the plan after attaining age 21 and completing one year of service. The pension benefit is equal to the sum of past service retirement income plus future service retirement income. For a participant as of December 31, 1988, the amount of normal retirement income standing to his credit as of that date will not be less than 1 1/4% of the first $17,000 of his average annual earnings for the calendar years 1984 through 1988 inclusive, plus 1 3/4% of average earnings in excess of $17,000, multiplied by his credited service through December 31, 1988. Certain employees of RECO who participated in a predecessor pension plan have their benefits reduced by the December 31, 1978 annuitized value of their balance in a previously sponsored Profit Sharing Plan. All participants' benefits for future service are arrived at by calculating 1 1/2% of annual salary for each year of service. A participant is eligible for this normal retirement pension on the first date of the month coincident with or next following his 65th birthday.

The following table illustrates, as of December 31, 1994, for the individuals named (a) years of service credited under the retirement plan and (b) the estimated annual benefits payable under the plan, including Social Security benefits, assuming the election of a single life annuity upon normal retirement at the age of 65.


 Name of              Years of Service as of    Estimated Annual Benefit
 Officer                December 31, 1994                Payable
Robert M. DeMichele            14                         $94,512
Richard M. Hisey                8                         $91,632
Lawrence Kantor                10                         $77,436
Richard J. Matinale            21                         $91,452
Peter J. Palenzona             15                         $93,084

DEFERRED COMPENSATION AGREEMENT

The Company and Mr. DeMichele entered into a deferred compensation agreement dated as of January 1, 1987 (the "Agreement") whereby the Company agreed to make certain payments to Mr. DeMichele in recognition of the instrumental role that he played in the Company's 1982 investment of $3.5 million in the common stock of The Navigators Group, Inc. ("Navigators"). Under one provision of the Agreement, payments were based upon the Company's total unrealized gain on the Navigators common stock as of June 19, 1986 and varied each year until July 1, 1991. Each annual payment was adjusted by the amount of any dividends paid by Navigators to its stockholders, by fluctuations of the market price of the Navigators common stock and by any gain or loss realized by the Company upon the sale of any Navigators common stock prior to July 1, 1991. Another provision under the Agreement provides that upon any sale (or other transaction having similar characteristics) of the Navigators common stock subsequent to July 1, 1991, the Company shall pay to Mr. DeMichele 10% of the profit realized based upon the excess of the per share sale price over the per share market price on July 1, 1991. There have not been any payments under this Agreement subsequent to July 1, 1991. If Mr. DeMichele's employment by the Company is terminated by reason of his death or any physical or mental disability rendering the performance of his duties for the Company impossible, the Company will pay the agreed amounts to his estate or other representative.

SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

The Company has entered into a Severance Compensation and Change in Control Agreement ("the Agreement") with a number of employees, including three of the named executive officers (Messrs. DeMichele, Matinale and Palenzona). The Agreements provide that if an employee is terminated either within six months before a change in control (as defined) or within eighteen months after a change in control the employee shall be entitled to a severance pay (defined as monthly base salary on date of termination) payable in a lump sum and reimbursement for the future cost of medical insurance coverage provided by the Company and in effect on termination.

The amount of severance pay and reimbursement of medical insurance premiums under each Agreement varies for each employee from six to thirty months of base salary and six to thirty months of medical insurance premium reimbursement. Messrs. DeMichele, Matinale and Palenzona are each entitled to thirty months of base salary and medical insurance premium reimbursement under their Agreements.

For purposes of the Agreement, a "change in control" is defined as the loss by the Company of voting control of its Board of Directors or the Board of Directors of RECO or Lexington; a merger, consolidation or other reorganization of the Company, except where the stockholders of the Company immediately prior to the consummation of any such transaction continue to hold at least a majority of the voting power of the outstanding voting securities of the legal entity resulting from or existing after any transaction and a majority of the members of the Board of Directors of the legal entity resulting from or existing after a transaction are former members of the Company's Board of Directors.

The Board of Directors of the Company unanimously approved the Agreement because it believes the continued attention and dedication of the particular employees to their duties under adverse circumstances is in the best interests of the Company and its stockholders and ultimately outweighs the potential cost of the benefit.

TRANSACTIONS WITH DIRECTORS, OFFICERS OR THEIR ASSOCIATES

Approximately $639 million of invested assets of principal stockholders of the Company (several of whom are directors) and their related interests are managed by Lexington. See "Principal Holders of Securities of the Company." The fees charged by Lexington for the management of such assets are based upon standard fee schedules which are competitive with the fees charged on non-related accounts.

Except as stated above, no director or officer of the Company, nominee for director, beneficial owner of more than 5% of any class of stock of the Company, member of the immediate family of any of the foregoing persons had any material interest in any material transaction of the

Company or any of its subsidiaries or affiliates during the period January 1, 1994 through March 1, 1995 or any such proposed transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. DeMichele, the Company's Chief Executive Officer and a director, and Mr. Stuart Smith Richardson, Vice Chairman of the Board of
Directors and an employee of the Company, serve on the Executive
Personnel Committee of the Board of Directors. While these individuals serve on the Committee, their participation is limited to an evaluation of senior Company personnel and they do not participate in any decisions regarding their own compensation.

Mr. DeMichele is also a director and member of the Stock Option
Committee of The Navigators Group, Inc. whose Chief Executive Officer, Mr. Terence N. Deeks, is a member of the Board of Directors of the Company. Mr. Deeks does not serve on any committees of the Board of Directors of the Company.

Mr. DeMichele and Mr. Stuart Smith Richardson also serve as directors of Vanguard Cellular Systems, Inc., whose Chief Executive Officer, Mr. Haynes G. Griffin is a member of the Board of Directors of the Company. Mr. DeMichele also serves on the Compensation Committee of Vanguard. Mr. Griffin does not serve on any committees of the Board of Directors of the Company.

REPORT OF THE EXECUTIVE PERSONNEL COMMITTEE

Decisions on compensation for the Company's executive officers and other senior personnel are made by the Executive Personnel Committee of the Board of Directors (the "Committee"). All decisions made by the Committee relating to compensation of the executive officers of the Company and its subsidiaries are reviewed by the full Board of Directors. In addition, all compensation decisions regarding the Chief Executive Officer of the Company are required to be ratified by the full Board of Directors. Set forth below is a report submitted by the members of the Committee which addresses the Company's compensation policies for 1994 as they relate to Mr. Robert M. DeMichele, President and Chief Executive Officer of the Company, and the four executive officers of the Company and its subsidiaries, other than Mr. DeMichele, who for 1994 were the most highly paid executive officers. Mr. DeMichele and Mr. Stuart Smith Richardson, Vice Chairman of the Board of Directors and an employee of the Company, are also members of the Committee but their capacity is limited to an evaluation of executive officers and senior personnel other than themselves and, as such, they do not participate in any decisions regarding their own compensation.

Compensation paid to or earned by the Company's executive officers, as reflected in the foregoing tables, consisted of base salary paid in each year, bonus compensation earned for each year and paid in the subsequent calendar year; and grants of stock options under the Company's 1988 Employee Stock Option Plan during 1994 and 1992. There were no options granted during 1993. Based upon the level of annual compensation historically paid to its executive officers, the Company believes such compensation will continue to be deductible for tax purposes and not subject to the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended.

In determining the salaries of the four executive officers other than Mr. DeMichele, depending upon the Company's performance and the attainment of specific goals concerning the individual's performance, each executive is targeted to be paid within a range corresponding to that of executives of other companies of similar size in the same industry with comparable responsibilities. In this regard, the Committee consults surveys published on compensation of executives in the reinsurance and investment management industries. Also considered are the executive's managerial reponsibilities, new responsibilities added and performance in special projects.

An executive officer's compensation is linked to the long term interests of the shareholders by making a portion of each executive officer's potential compensation dependent upon the price of the Company's Common Stock. The Committee, in conjunction with the Stock Option Committee, awards stock options to purchase Common Stock of the Company which have value only to the extent the market price of the underlying stock increases subsequent to the grant of the option.

1994 was not a successful year for the Company, mainly due to catastrophic activity that negatively impacted the performance of RECO. These results overshadowed the continued operating success of Lexington and the underlying business strategy being pursued by RECO.

Each operating company has separate criteria to be considered in arriving at bonus compensation for its executives. Lexington's bonus pools are directly linked to the operating performance of the company. The Committee focuses on the pretax income of Lexington as a percentage of its total revenue and benchmarks that percentage against other published industry statistics. In addition, other financial measures are reviewed such as return on capital and compensation costs as a percentage of revenue. The Committee allocates a portion of the total bonus pool to each executive officer after assessing the individual's contribution to the overall performance of the organization, the attainment of specific performance goals and individual initiatives which contribute to the short and long term success of the company.

The bonus pools are directly correlated with the profitability of the firm. In 1994, the bonus pools, including a key man supplemental pool, represented 9.8% of revenue while pre federal taxable income was 32.6% of revenue in comparison to 22.9% in 1993. 1994 was an outstanding year for Lexington with pretax income growing by more than 100% in comparison with 1993. In 1993 and 1992, the bonus pools for Lexington ranged between 5.4% and 7.9% of revenue, while operating income as a percentage of revenue ranged between 20% and 32%.

RECO's bonus program is largely driven by its operating results. RECO had its second worst operating year in history, following a successful 1993. Because of industry conditions, competitive issues, and after reviewing various industry statistics, the Committee chose to award a limited group of key personnel at RECO bonus compensation in 1994. Therefore, a modest bonus pool was approved representing less than 4% of its executive and other senior officers' salaries, in contrast to the 1993 bonus pool of 16.5% of that salary base.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

The Committee sets Mr. DeMichele's salary level after reviewing industry comparisons covering the types of operating companies he is responsible for managing. The Committee also considers the additional responsibilities of Mr. DeMichele in carrying out the Company's strategic planning objectives. In April of 1994, Mr. DeMichele's annual base salary was increased to $450,000 from $401,100 in the previous year.

For 1994, Mr. DeMichele was awarded a bonus of $100,000. In 1993, Mr. DeMichele's bonus was $401,100, which was directly tied to achieving specific profit targets established in that year's operating plan.
Mr. DeMichele received the maximum bonus directed by his formula for 1993. He did not earn a bonus in 1992, because the Company did not achieve profit targets. Depending upon whether the Company achieves its profit target, Mr. DeMichele can earn up to a maximum of 3% of operating income as a bonus, or 100% of salary, whichever is less.
Mr. DeMichele's bonus target for 1994 was $278,000; however, the bonus target derived from the formula was not achieved.

In 1994, Mr. DeMichele's bonus was awarded for the additional responsibilities he assumed during the course of the year with respect to Lexington. The bonus was in recognition of the extra effort and time required in restructuring the company following the resignation of key personnel earlier in the year. Were it not for the Committee's awarding a bonus of $100,000 in recognition of his efforts, Mr. DeMichele would not have qualified for a bonus in 1994 because of the consolidated operating results of the Company.

The Committee, in consultations with the Stock Option Committee, granted 17,000 stock options to Mr. DeMichele in 1994. The Committee considers the percentage of total grants of options to other chief executive officers of public companies in arriving at the level of options to grant Mr. DeMichele as a percentage of total options granted to all personnel participating in the Stock Option Plan. The Committee believes that this grant is a key incentive linking Mr. DeMichele's long term financial reward with those of all Piedmont shareholders.



                            Submitted by:

                            R.R. Richardson, Chairman
                            Robert M. DeMichele
                            Lunsford Richardson, Jr.
                            Stuart Smith Richardson

PERFORMANCE GRAPH

The following line graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock with the NASDAQ Stock Market Index and the NASDAQ Financial Stocks Index. It assumes $100 invested on December 29, 1989 (including dividends reinvested) in Common Stock of the Company as against each index. There can be no assurance that the Company's Common Stock performance will continue into the future with the same or similar trends depicted in the graph.

                   COMPANY         MARKET          PEER
       DATE         INDEX          INDEX          INDEX

     12/29/89      100.000        100.000        100.000
     12/31/90       60.185         84.918         76.618
     12/31/91       68.518        136.277        118.556
     12/31/92       89.815        158.579        169.536
     12/31/93      122.222        180.933        196.992
     12/30/94       90.741        176.916        197.568

3.  ELECTION OF THE NOMINATING AND PROXY COMMITTEE

It is the intention of the persons named in the accompanying proxy to vote such proxy for the election of Messrs. L. Richardson Preyer, Lunsford Richardson, Jr. and Stuart Smith Richardson as members of the Nominating and Proxy Committee. Collectively, these nominees beneficially own 26% of the Common Stock and 22% of the Series A Preferred Stock. The Bylaws of the Company provide that the stockholders shall elect the members of the Nominating and Proxy Committee and that the Nominating and Proxy Committee shall consist of three members, of which at least two members shall each own a minimum of 2,000 shares of Common Stock of the Company and a third shall hold or have held certain executive offices with the Company or shall have served for at least five years as a member of the Board of Directors. The nominees for the Nominating and Proxy Committee satisfy these qualification requirements. The above referenced provisions of the Bylaws may be amended only by a majority vote of the stockholders.


4.  APPOINTMENT OF AUDITORS

The Board of Directors, at the recommendation of its Audit Committee, has appointed the firm of Coopers & Lybrand L.L.P., certified public accountants, as its independent auditors for the 1995 calendar year. The services to be performed by Coopers & Lybrand L.L.P. will primarily include an audit of the Company's 1995 consolidated financial statements and audit services related to various filings with the Securities and Exchange Commission. The Company expects that a representative of Coopers & Lybrand L.L.P. will attend the Annual Meeting of Stockholders and will have an opportunity to make a statement if he so desires. In addition, such representative will be available to respond to appropriate questions from stockholders or their representatives.


5.  PRINCIPAL HOLDERS OF SECURITIES OF THE COMPANY

The following table sets forth information as of March 1, 1995 with respect to shares of the Company's Common Stock and Series A Preferred Stock which are held by certain directors, persons and entities known to the Company to be the beneficial owners of more than 5% of either class of such stock. For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or dispose of securities, regardless of any economic interest therein.

          Shares of Stock Beneficially Owned as of March 1, 1995

Name and Address of               Common        Percent       Series A
 Beneficial Owner                  (2)            (3)         Preferred      Percent
Sion A. Boney, III               287,586 (4,5)     5.4        23,910 (4,5)    12.4
12 Town Line Road
Bridgewater, CT  06752

Barbara R. Evans                 879,129 (4,6)    16.4        75,643 (4,6)    39.4
5 Fernwood Road
Summit, NJ  07901

Haynes G. Griffin                421,464 (4,7)     7.8           -              -
309 Sunset Drive
Greensboro, NC  27408

Laurinda V. Lowenstein           344,900 (4,8)     6.4        19,848 (4,8)    10.3
Box 371
Seal Harbor, ME  04675

H. Smith Richardson, Jr.         442,258 (4,9)     8.2         7,160 (4,9)     3.7
6246 Head Road
Wilmington, NC  28409

Peter L. Richardson              533,655 (4,10)    9.9         1,100 (4,10)     .6
60 Jesup Road
Westport, CT  06880

Stuart Smith Richardson        1,232,496 (4,11)   23.0        14,799 (4,11)    7.7
80 Maiden Lane
New York, NY  10038

Richard G. Smith, III            804,504 (4,12)   15.0        47,498 (4,12)   24.7
1133 Black Gold Place
Gahanna, OH  43230

Center for Creative
  Leadership                     421,464 (4,13)    7.8            -             -
P.O. Box P-1
Greensboro, NC  27402

Richardson Family (14)         2,828,795          52.7       181,926          94.7

Gilchrist B. Berg (15)           635,800          11.8            -             -
1987 Enterprise Center
Jacksonville, FL  32202

Southeastern Asset
  Management, Inc. (16)          436,800           8.1            -             -
6075 Poplar Avenue
Memphis, TN  38119

<FN1>  The amounts shown include shares which are beneficially owned by more than one individual since many shares are held in trusts with more than one trustee.

<FN2>  The amounts shown include shares which may be acquired within sixty days following March 1, 1995 through the conversion of Series
       A Preferred Stock at a conversion ratio of two shares of Common
       Stock for every share of Series A Preferred Stock as follows:  Mr.
       Sion A. Boney, III, 47,820; Ms. Barbara R. Evans, 151,286; Ms. Laurinda Lowenstein, 39,696; Mr. H. Smith Richardson, Jr., 14,320;
       Mr. Peter L. Richardson, 2,200; Mr. Stuart Smith Richardson, 29,598;
       Mr. Richard G. Smith, III, 94,996; and the "Richardson Family," 363,852.

<FN3>  For purposes of computing the percentages, the number of shares of
       Common Stock outstanding is calculated for each individual or group to include shares which may be purchased by that individual or group within sixty days upon conversion of Series A Preferred Stock at a conversion ratio of two shares of Common Stock for every share of Series A Preferred Stock.

<FN4>  These shares are included in those owned by the "Richardson Family."

<FN5>  These shares include shares of various trusts of which Mr. Boney is a trustee and exercises shared voting and investment power with respect to such shares. Mr. Boney exercises sole voting and investment power with respect to 20,772 shares of Common Stock and 2,330 shares of Series A Preferred Stock.

<FN6>  These shares include shares of various trusts of which Ms. Evans is a trustee and exercises shared voting and investment power with respect to such shares. Ms. Evans exercises sole voting and investment power with respect to 271,239 shares of Common Stock and 34,293 shares of Series A Preferred Stock.

<FN7>  These shares include shares of a trust of which Mr. Griffin is a trustee and exercises shared voting and investment power with respect to such shares.

<FN8>  These shares include shares of various trusts of which Ms.
       Lowenstein is a trustee and exercises shared voting and investment power with respect to such shares. Ms. Lowenstein exercises sole voting and investment power with respect to 2,800 shares of Common Stock and 560 shares of Series A Preferred Stock.

<FN9>  These shares include shares of various trusts of which Mr.
       Richardson is a trustee and exercises shared voting and investment power with respect to such shares. Mr. Richardson has sole voting and investment power with respect to 6,474 shares of Common Stock and 7,160 shares of Series A Preferred Stock.



<FN10>   These shares include shares of various trusts of which Mr.
         Richardson is a trustee and exercises shared voting and investment power with respect to such shares. Mr. Richardson has sole voting and investment power with respect to 200 shares of Series A Preferred Stock.

<FN11>   These shares include shares of various trusts of which Mr.
         Richardson is a trustee and exercises shared voting and investment power with respect to such shares. Mr. Richardson exercises sole voting and investment power with respect to 443,210 shares of Common Stock and 200 shares of Series A Preferred Stock.

<FN12>   These shares include shares of various trusts of which Mr. Smith is a trustee and exercises shared voting and investment power with respect to such shares. Mr. Smith exercises sole voting and investment power with respect to 97,531 shares of Common Stock and 8,360 shares of Series A Preferred Stock.

<FN13>   The Trustees of the Center for Creative Leadership are:  Messrs.
         Haynes G. Griffin; Charles T. Hagan, Jr.; L. Richardson
         Preyer, Jr.; John W. Red, Jr.; H. Smith Richardson, Jr.; Peter L. Richardson; Stuart Smith Richardson; Frances J. Rue, Jr.; and Richard D. Waters. These individuals are deemed to be beneficial owners of all shares held by the Center.

<FN14>   See below for a description of the "Richardson Family."

<FN15>   Mr. Berg's present principal occupation is President of Water
         Street Capital, Inc., an investment advisory firm. Mr. Berg, in his capacity with such firm, exercises sole voting and investment power with respect to such shares.

<FN16>   Southeastern Asset Management, Inc., an investment advisory firm, exercises sole voting and investment power with respect to 156,800 shares of Common Stock.

"Richardson Family," as used herein, means the descendants of Lunsford Richardson, Sr., their spouses, trusts, a corporation in which they have interests and charitable organizations established by such descendants. In addition, several of the descendants of Mr. Richardson or their spouses currently serve as directors of the Company (Messrs. Sion A. Boney, III; L. Richardson Preyer; Lunsford Richardson, Jr.; Peter L. Richardson; R. R. Richardson; and Stuart Smith Richardson).

At March 1, 1995, such descendants and spouses (numbering approximately 190 persons), trusts, a corporation in which they have interests and charitable organizations established by them owned approximately 2,464,943 shares (49.4%) of Common Stock and 181,926 shares (94.7%) of Series A Preferred Stock. Many of these shares may be deemed to be beneficially owned by more than one person because of multiple fiduciaries, but such shares have been counted only once for purposes of the foregoing totals. These individuals and institutions have differing interests and may not necessarily vote their shares in the same manner. Furthermore, trustees and directors have fiduciary obligations (either individually or jointly with other fiduciaries) under which they must act on the basis of fiduciary requirements which may dictate positions which differ from their personal interests.


6.  STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

Proposals for stockholder action at the 1996 Annual Meeting must be received by Management no later than December 11, 1995, if such proposals are to be placed before the stockholders.

The Board of Directors and Management know of no business other than that specified in the Notice of Meeting which will be presented for consideration at this Annual Meeting but, if other matters are presented, it is the intention of the persons designated as proxies to vote in accordance with their best judgment and discretion on such matters.


7.  FINANCIAL INFORMATION

The consolidated financial statements and other financial information of the Company and its subsidiaries, as well as notes to the financial statements, the related report of Coopers & Lybrand L.L.P., independent public accountants, and management's discussion and analysis of financial statements are contained in the Company's Annual Report to Stockholders for 1994 accompanying this Proxy Statement.


                      Solicited by the Board of Directors

                              PETER J. PALENZONA
                              Senior Vice President & Secretary
                              Chief Financial Officer



April 10, 1995

APPENDIX

PIEDMONT MANAGEMENT COMPANY INC.

Proxy Solicited by the Board of Directors
For the Annual Meeting of Stockholders, May 25, 1995

The undersigned stockholder(s) of PIEDMONT MANAGEMENT COMPANY INC. hereby appoint(s) the members of The Nominating and Proxy Committee, Stuart Smith Richardson, L. Richardson Preyer and Lunsford Richardson, Jr., and each or either of them (the "Proxies"), the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed below, at the Annual Meeting of Stockholders to be held at the offices of the Company, 80 Maiden Lane, New York, NY on May 25, 1995, at 2:00 P.M. local time, and at any adjournments thereof, for the transaction of the following business:

       Election of Directors, Nominees:

         Haynes G. Griffin, William R. Miller, Stuart Smith Richardson and Carl H. Tiedemann

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Please sign and return this card using the enclosed envelope.

                                       (continued on the reverse side)

X  Please mark your
    votes as in this
    example.
    This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR Proposals 2 and 3.

                                   FOR        WITHHELD
1. Election of
   Directors
   (see reverse)
FOR, except vote withheld from the following nominee(s):

                                   FOR        AGAINST        ABSTAIN
2. To elect three members of
   the Nominating and Proxy
   Committee to serve until
   the next Annual Meeting of
   Stockholders and until
   their respective successors
   shall have been elected and
   shall qualify.

                                   FOR        AGAINST        ABSTAIN
3. To approve the appointment
   of Coopers & Lybrand as
   independent auditors for
   1995.

                                   FOR        AGAINST        ABSTAIN
4. In their discretion, the
   Proxies are authorized
   to act upon such other
   matters as may properly
   come before the meeting
   or any adjournment thereof.


                                 Please sign exactly as name appears
                                 hereon.  Joint owners should each sign.
                                 When signing as attorney, executor,
                                 administrator, trustee or guardian,
                                 please give full title as such.

                                 ______________        _________1995
                                 SIGNATURE(S)               DATE